Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-161919, 333-147799, 33-57503, 33-60157, 333-05463, 333-21007, 333-77765, 333-94451, 333-84478, 333-110541, 333-174159, 333-129335 and 333-207631) pertaining to our reports dated February 19, 2016, with respect to the consolidated financial statements and schedule of Polaris Industries Inc. and the effectiveness of internal control over financial reporting of Polaris Industries Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 19, 2016